License Agreement

This agreement is entered into between the parties concerned on the basis of equality and mutual benefit to develop business on terms and conditions mutually agreed upon as follows:

1.	Contracting Parties
	Supplier (Hereinafter called “party A”):	Zhongshan Guangsheng Industry Co., LTD
Jinyi Industry District Dongfeng Town, Zhongshan City,
Guangdong Province,China.
TEL: (86)-760-23379303 FAX: (86)-760-22600556

	Distributor (Hereinafter called “party B”):	Pristine Solutions Inc.
Attn: Christine Buchanan-Mckenzie
Stettin Albert Town
Trelawny, Jamaica
Tel: (876) 386-7264 Fax: (876) 972-1736

Party A hereby appoints Party B, and the Party B hereby accepts appointment to act as his sales Distributor for the country of Jamaica to sell the product mentioned below exclusively for a period of 6 months.

2.	Products and Quantity or Amount
Commodity: ELECTRIC INSTANT WATER HEATER

It’s mutually agreed that Party B shall undertake to buy from Party A not less than 50 of the aforesaid products during the first six months from the effective date of this Agreement. It’s mutually agreed that Party A shall undertake to guarantee production to Party B not less then 50pcs of the aforesaid products during the first six months from the effective date of this Agreement.

3.	Distributor’s Sales Territory

The sales territory designated hereto is the geographical area of Jamaica as well as the area mutually agreed upon for which Party B shall have sales responsibility and in which Party B will exert its effort for sales of the aforesaid products.

4.	Terms of Sales

The quantities, prices and shipments of the commodities stated in this agreement shall be confirmed in each transaction, the particulars of which are to be specified in the sales confirmation signed by the two parties hereto.

5.	Payment

After confirmation of the order, Party B shall arrange 30% deposit by T/T prior to production in favor of Party A within the time stipulated in the relevant sales confirmation. 70% balance paid against Delivery notice (Before Delivery).

6.	Party B’s Responsibilities
	a.	Generate and stimulate interests in the products and furnish information to Party A in regard to market trend and prospective purchasers of the aforesaid products.
	b.	Participate in the sales promotion activities to benefit and improve sales of the aforesaid products and assist and advise Party A in this regards.

7.	Party A’s Responsibilities
	a.	Endeavor to maintain the delivery conditions on all orders accepted by the Party A.
	b.	Provide Party B to the full extent, with sales, technical information and assistance regarding the aforesaid products.
	c.	Keep Party B informed of specification or changes regarding the aforesaid products.
	d.	Party A provides spare parts free supply on each order (1% of each order) to Party B.
	e.	Party B will offer a One year warranty on the aforesaid products.

8.	Delivery

Unless otherwise specifically provided in the sales confirmation, Delivery of the products shall be F.O.B Zhongshan Port, and the date of the bill of landing shall be taken to be the date of delivery of the products. Party A shall not be liable for delays in delivery or failure to manufacture due to strikes, lock-outs, riots, civil commotions, insurrections, wars, acts of God, operation of law or any other causes beyond its control.

9.	Warranty
	a.	Party A hereby warrants to Party B that the Products delivered under this agreement will be free from defects in material and workmanship.
	b.	Party A warrants further that:

		i.	Party A has full power, capacity and authority to execute and enter into this Agreement;

		ii.	The entering into of this Agreement by Party A and the implementation of its terms will not result in the breach of any other agreement to which Party A may be party;

iii.	Where the Commodity are supplied by reference to a sample, the Products will correspond with the sample;

iv.	The Commodity will comply with all statutory requirements and regulations of the Territory relating to:

	1.	the safety, manufacture, packaging, labeling, transportation and sale of the Commodity; and

	2.	the nature, substance, quality, weight and measurement of the Commodity;

c.

Without prejudice to any other remedy, if any Commodity is supplied in breach of warranty or representation given by Party A, Party B may require Party A to supply replacement Commodity immediately with all duties paid by Part A, or Part B may issue a Debit Note for Part A with the landed cost of the defected goods evaluated at purchasing currency.

d.

Party A indemnifies and keeps Praty B indemnified in full against all liability, loss, damages, injury, costs and expenses (including legal expenses) suffered directly or indirectly awarded against or incurred or paid by Praty B as a result of or in connection with Defect or fault or alleged defect or fault in the Commodity:

10.	Duration & Termination

This Agreement shall be effective for an initial period of one (1) year from the date this agreement is signed. If either party wishes to extend this agreement, he shall notice in written not less than thirty (30) days prior to expiration date. This Agreement shall continue in effect from the effective date hereof until terminated as follows:

	a.	By an Agreement in writing signed on behalf of the Party A by the President or a Vice-President of the company;
	b.	By either party at will, with or without cause, upon three month’s notice in writing given by registered mail.
c.

Should party B fail to pass on his orders to party A in a period of 6 months for quantity of 50 pcs, Party A shall not bind himself to this agreement. And Party B will be responsible to pay Party A for the remaining of the year agreement’s order, unless a new agreement is settled by both parties

11.	Arbitration

All disputes arising from the execution of this agreement shall be settled through friendly consultations. In case no settlement can be reached, the case in dispute shall then be submitted to the Foreign Trade Arbitration Commission of the China Council for the Promotion of International Trade for arbitration in accordance with its provisional rules of procedure. The decision made by this commission shall be regarded as final and binding upon both parties. Arbitration fees shall be borne by the losing party, unless otherwise awarded.

12.	Other terms & Conditions
(1) Party A shall not supply the contracted commodity to any other buyer(s) in the above mentioned territory. Direct inquiries, if any, will be referred to party B.
(2) For any business transaction between governments of both parties, party A may handle such direct dealing as authorized by party A’s government without binding himself to this agreement. Party B shall not interfere in such direct dealing nor shall party B bring forward any demand for compensation there from.
(3) This agreement shall be subject to the terms and conditions in the sales confirmation signed by both parties hereto.

This agreement is signed on December 30, 2009 and is in two originals; each party holds one.

Party A:	Party B:

/s/ Authorized Signatory	/s/ Christine Buchanan-Mckenzie
(authorized signature)	(authorized signature)